Exhibit 10.1
Licence Agreement

Novogen Research Pty Limited
ABN 87 060 202 931
Marshall Edwards Pty Limited
ABN 36 099 665 675
Level 36, Grosvenor Place
225 George Street
Sydney NSW 2000
Australia
T 61 2 9258 6000
F 61 2 9258 6999
Reference
BLM LID 02 2009 9828
©Blake Dawson 2009

Contents

1.	INTERPRETATION		1
	1.1	Definitions	1
	1.2	Rules for interpreting this document	7
	1.3	Business Days	8

2.	LICENCE		8
	2.1	Grant of licence	8
	2.2	Expiration of particular Licensed Patent Rights	8
	2.3	Research licence	8
	2.4	Sub-licences	9
	2.5	Sub-contractors	9
	2.6	No Exploitation outside the Field	10
	2.7	Acknowledgements and reserved rights	10
	2.8	Delivery up of Know How and Clinical Trial Materials	10

3.	EXISTING AGREEMENTS		10
	3.1	Existing Agreements	10
	3.2	Acknowledgement by MEPL	11
	3.3	Completion or novation	11
	3.4	Licence for Existing Agreements	11
	3.5	Performance of and payments under Existing Agreements	11

4.	CLINICAL TRIALS		12
	4.1	Obligation to conduct Clinical Trials	12
	4.2	Conduct of Clinical Trials	12
	4.3	Clinical Trial Materials	12
	4.4	Records of Clinical Trials	12
	4.5	Inspection of records	13
	4.6	Reports on Clinical Trials	13
	4.7	Publication of results of Clinical Trials	13
	4.8	Intellectual Property Rights in Clinical Trial Materials	13

5.	DEVELOPMENTS		14
	5.1	MEPL Developments	14
	5.2	Novogen Developments	14

6.	MARKETING AND COMMERCIALISATION		14
	6.1	Marketing and commercialisation	14
	6.2	Diligence	14
	6.3	Milestones	14
	6.4	Revision of Milestones	15
	6.5	Continuing obligation	15
	6.6	Records and customer relations	15
	6.7	Marketing and promotion	15
	6.8	Marketing and distribution plan	15
	6.9	Storage and handling	16
	6.10	Manufacturing of Licensed Products	16

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7.	LICENCE FEES AND ROYALTIES		16
	7.1	Up-front licence fee	16
	7.2	Milestone licence fees	16
	7.3	Payments upon default of Milestones	17
	7.4	Default by a Novogen Company	17
	7.5	Royalties	18
	7.6	Minimum royalties	18
	7.7	How payments must be made	18
	7.8	Deductions and withholdings	18
	7.9	Interest on overdue amounts	19

8.	REPORTS AND ACCOUNTING		19
	8.1	Books and records	19
	8.2	Auditor’s certificates	19
	8.3	Inspection	19
	8.4	Quarterly statements	20
	8.5	Certification	20
	8.6	Adjustments	20

9.	PROSECUTION OF PATENT RIGHTS AND REGULATORY COSTS		21
	9.1	Maintenance of Licensed Patent Rights	21
	9.2	Reimbursement by MEPL	21
	9.3	Consultation on maintenance of Licensed Patent Rights	21
	9.4	Withdrawal or lapsing of Licensed Patent Rights	21
	9.5	Common interest	22
	9.6	Registration of Licensed Products	22

10.	INTELLECTUAL PROPERTY RIGHTS		22
	10.1	Acknowledgment	22
	10.2	Maintenance of Licensed Intellectual Property	22
	10.3	Notification	23
	10.4	Proceedings by MEPL	23
	10.5	Joinder of Novogen Research	23
	10.6	Proceedings by Novogen Research	23
	10.7	Joinder of MEPL	23
	10.8	Damages and settlement amounts	23
	10.9	Common interest	24
	10.10	Assignment of Intellectual Property Rights	24
	10.11	Infringements by MEPL	24

11.	CONFIDENTIAL INFORMATION		24
	11.1	Use by MEPL for Exploitation	24
	11.2	Confidentiality	25
	11.3	Security	25
	11.4	Exceptions to obligations of confidentiality	25
	11.5	Public domain	25

12.	REPRESENTATIONS AND WARRANTIES		25
	12.1	Warranties by each party	25
	12.2	Representations and warranties by Novogen Research	26
	12.3	Validity of Licensed Patent Rights	27
	12.4	Exclusion of conditions and warranties	27
	12.5	Reliance on representations and warranties	27

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13.	LIMITATION OF LIABILITY		28
	13.1	Limitation of liability of Novogen Research	28
	13.2	Liability for breach of certain warranties	28
	13.3	Indirect and consequential loss	28

14.	INDEMNITIES		28
	14.1	Clinical Trial indemnity	28
	14.2	Commercialisation indemnity by MEPL	28

15.	INSURANCE		29
	15.1	MEPL’s insurance policies	29
	15.2	Name of Novogen Research	29
	15.3	Certificates of currency	29
	15.4	Default	29
	15.5	Expiry	29
	15.6	Novogen Research’s insurance	29

16.	FORCE MAJEURE		30
	16.1	Notice and suspension of obligations	30
	16.2	Effort to overcome	30
	16.3	Termination	30

17.	TERM AND TERMINATION		30
	17.1	Term	30
	17.2	Rights on expiry of the Term	30
	17.3	Termination by Novogen Research	30
	17.4	Termination by MEPL	31
	17.5	Confidential Information	31
	17.6	Consequences to MEPL of termination	32
	17.7	Existing contracts	32
	17.8	Survival and accrued rights	32

18.	DISPUTE RESOLUTION		32
	18.1	Disputes	32
	18.2	Notice of Dispute	32
	18.3	Negotiation	33
	18.4	Resolution of Dispute	33
	18.5	Mediation	33

19.	NOTICES		33
	19.1	Notices	33
	19.2	Addresses for notices	33

20.	AMENDMENT AND ASSIGNMENT		34
	20.1	Amendment	34
	20.2	Assignment	34

21.	GENERAL		34
	21.1	Governing law	34
	21.2	Liability for expenses	34
	21.3	Relationship of the parties	34

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21.4	Giving effect to this document	34
21.5	Waiver of rights	34
21.6	Operation of this document	35
21.7	Operation of indemnities	35
21.8	GST gross up and GST on claims	35
21.9	Consents	36
21.10	Exclusion of contrary legislation	36
21.11	Inconsistency with other documents	36
21.12	Counterparts	36
Schedules

1	LICENSED PATENT RIGHTS	37

2	COMPOUND	40

3	EXISTING AGREEMENTS	41

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Licence Agreement
DATE 4 August 2009
PARTIES
Novogen Research Pty Limited
ABN 87 060 202 931 of 140 Wicks Road, North Ryde NSW 2113 Australia (Novogen Research)
Marshall Edwards Pty Limited
ABN 36 099 665 675 of 140 Wicks Road, North Ryde NSW 2113 Australia (MEPL)
RECITALS
A.	Novogen Research and MEPL are parties to the Amended and Restated Licence Option Deed.

B.	The compound known as “NV-128” is an Option Compound.

C.	MEPL wishes to exercise the option granted to it in clause 3 of the Amended and Restated Licence Option Deed with respect to NV-128 and acquire an exclusive licence to Exploit Licensed Products in the Field on the terms and conditions of this document.

D.	Novogen Research agrees to grant that licence on the terms and conditions of this document.
OPERATIVE PROVISIONS
1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this document.

Accountant has the meaning given in clause 8.5(a).

Affiliate means:
(a)	in relation to a body corporate, each of:
(i)	that body’s related bodies corporate;

(ii)	that body’s directors; and

(iii)	the persons who have a substantial holding (as that term is defined in the Corporations Act) in that body; and
(b)	in relation to a natural person, any:
(i)	spouse;

(ii)	relative by blood or adoption of that person or that person’s spouse; and

(iii)	body corporate in which that person and Affiliates of that person hold in aggregate more than 20% of the voting shares.

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Amended and Restated Licence Option Deed means the deed of that title between Novogen Research and MEPL dated 24 September 2003.
Authorisation means:
(a)	an authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

(b)	in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken, including any renewal or amendment.
Business Day means a day that is not a Saturday, Sunday or public holiday in Sydney, Australia.
Certification has the meaning given in clause 8.5(d).
Change of Control of MEPL means:
(a)	the acquisition by any person or group of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of MEPL; or

(b)	any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or affecting MEPL as a result of which a person or group other than the shareholders of MEPL immediately before the transaction owns after the transaction more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of the directors of MEPL, but does not occur by reason only of an issue of, acquisition of, or transaction involving, MEI’s securities.
Clinical Trial means a clinical evaluation of the stability, safety or efficacy of a Licensed Product for use in the Field involving administration of the Licensed Product to humans.
Clinical Trial Materials means all past, current and future Trial Protocols, data and results of Clinical Trials, patient enrolment and consent forms, case report forms, study aids and any other documents (in any form or media) used in or in connection with, or arising out of, the conduct of Clinical Trials.
Clinical Trial Subject means a person enrolled at any time in a Clinical Trial (whether or not that person meets all eligibility criteria for enrolment into the Clinical Trial set out in any Trial Protocol or otherwise).
Commencement Date means the date this document is executed by the last of the parties to execute it.
Commercialisation Income means all gross income (less any GST, value added Tax or similar Tax forming part of such amounts) received by or on behalf of MEPL or any MEI Company from a third party (not being an MEI Company) as a result of or in connection with any assignment, sublicensing, or other dealing with MEPL’s rights under this document, other than:
(a)	income comprising Net Sales of Licensed Products; or

(b)	royalties paid to MEPL or any MEI Company on Net Sales of Licensed Products.

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Compound means NV-128.
Confidential Information means:
(a)	in relation to Novogen Research, the Licensed Know How, all Novogen Developments and MEPL Developments, all Clinical Trial Materials, all documents, records and reports relating to the Licensed Intellectual Property or Licensed Products which are provided by MEPL under this document and all other information in any form or media disclosed by Novogen Research to MEPL under this document, but does not include information which MEPL can establish:
(i)	was in the public domain when it was given to MEPL;

(ii)	becomes, after being given to MEPL, part of the public domain, except through disclosure contrary to this document; or

(iii)	was lawfully received by MEPL from another person having the unrestricted legal right to disclose that information without requiring the maintenance of confidentiality; and
(b)	in relation to MEPL, all information in any form or media disclosed by MEPL to Novogen Research under this document, but does not include information referred to in paragraph (a) or any information which Novogen Research can establish:
(i)	was in the public domain when it was given to Novogen Research;

(ii)	becomes, after being given to Novogen Research, part of the public domain, except through disclosure contrary to this document; or

(iii)	was lawfully received by Novogen Research from another person having the unrestricted legal right to disclose that information without requiring the maintenance of confidentiality.
Corporations Act means the Corporations Act 2001 (Cth).
Diligent Efforts, in relation to any obligation of a party, means the level of efforts required to carry out that obligation in a sustained manner consistent with the efforts a reasonable person in the same position would devote to a product of high market potential, profit potential or strategic value, based on conditions then prevailing. This requires that the party:
(a)	promptly assign responsibility for such obligations to specific employees, contractors or agents who are held accountable for progress and monitor progress on an on-going basis;

(b)	set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and

(c)	consistently make and implement decisions and allocate resources designed to advance progress on such objectives.
Disclosing Party in relation to any information means the party who disclosed that information to another party.
Dispute has the meaning given to that term in clause 18.1.
Dispute Notice has the meaning given to that term in clause 18.2.
Encumbrance means a mortgage, charge, pledge, lien, hypothecation or title retention arrangement, a right of set-off or right to withhold payment of a deposit or other money, a

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notice under section 255 of the Income Tax Assessment Act 1936 (Cth), subdivision 260-A in schedule 1 to the Taxation Administration Act 1953 (Cth) or any similar legislation, or an agreement to create any of them or to allow any of them to exist.
Existing Agreements means the agreements set out in Schedule 3.
Exploit means:
(a)	in relation to a product or substance, to make, sell, supply, hire or otherwise dispose of the product, offer to make, sell, supply, hire or otherwise dispose of it, use or import it, or keep it for the purpose of doing any of those things; and

(b)	in relation to a method or process, to use the method or process or do any of the actions in paragraph (a) in respect of an item resulting from such use.
Field means the prevention, treatment or cure of cancer in humans (which does not include purely benign conditions) by any means other than Topical Application.
Force Majeure Event means an act of war (whether declared or not) or terrorism, the mobilisation of armed forces, insurrection, civil commotion or riot, natural disaster, lightning, explosions, flood, subsidence, industrial action or labour disturbance, currency restriction, embargo, action or inaction by a Government Agency, or a failure of a supplier, public utility or common carrier or any other event beyond the reasonable control of the affected party.
Government Agency means:
(a)	a government or government department or other body;

(b)	a governmental, semi-governmental or judicial person; or

(c)	a person (whether autonomous or not) who is charged with the administration of a law.
Infringement Claim has the meaning given in clause 10.11.
Insolvency Event means, in relation to a person, being in liquidation or provisional liquidation or under administration, having a controller (as defined in the Corporations Act) or analogous person appointed to it or any of its property, being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, being unable to pay its debts or otherwise insolvent, dying, ceasing to be of full legal capacity or otherwise becoming incapable of managing its own affairs for any reason, taking any step that could result in the person becoming an insolvent under administration (as defined in section 9 of the Corporations Act), entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event.
Intellectual Property Rights means any and all existing and future intellectual and industrial property rights throughout the world, whether conferred by statute, common law or equity, including rights in relation to copyright, trade marks, designs, circuit layouts, plant varieties, business and domain names, trade secrets, Patent Rights and rights to require that Know How be kept confidential (including the right to apply for registration of any such rights) and other results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields.
Know How means technical and other information which is not in the public domain, including inventions, discoveries, concepts, data, formulae, ideas, specifications, procedures for experiments and tests, results of experimentation and testing, results of research and development and information in laboratory records, Clinical Trial Materials,

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case reports, data analyses and summaries and submissions to and information from ethics committees and Government Agencies.
Licensed Intellectual Property means the Licensed Patent Rights and the Intellectual Property Rights in the Licensed Know How.
Licensed Know How means:
(a)	all Know How of a Novogen Company directly relating to the synthesis, manufacture, uses, applications, reduction to practice or clinical research and development in the Field, of the Compound (and not any other compound) or of any actual or potential Licensed Products as at the Commencement Date; and

(b)	all Know How in Novogen Developments and MEPL Developments; and

(c)	all Know How of a Novogen Company in and in relation to Clinical Trial Materials.
Licensed Patent Rights means all existing and future Patent Rights in the patents and patent applications set out in Schedule 1 to the extent those Patent Rights include any claim that encompasses the Compound or any use of the Compound in the Field, all Patent Rights in any Novogen Developments and all Patent Rights in any MEPL Developments.
Licensed Product means any product or formulation containing the Compound which:
(a)	falls within the scope of a Valid Claim; or

(b)	uses, reproduces or applies any Licensed Know How, or the manufacture of which involved the use, reproduction or application of any Licensed Know How.
MEI means Marshall Edwards, Inc., a company incorporated under the laws of Delaware, United States of America, c/- The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, USA.
MEI Company means MEPL, MEI and any of its subsidiaries.
MEPL Developments means all developments of, improvements to, enhancements to, or adaptations of Licensed Products or the Licensed Know How, whether patentable or otherwise, which during the Term are made or acquired by MEPL or any MEI Company or their employees, contractors or agents, but does not include any new isoflavonoid compound having a formula which does not fall within the claims of the Licensed Patent Rights.
Milestone Licence Fees means the fees set out in clause 7.2(b).
Milestones means the milestones set out in clause 6.3.
Minimum Royalty has the meaning given in clause 7.6(a).
Net Sales in relation to any Licensed Product means the gross amount actually received by MEPL or any sublicensees for that Licensed Product (whether in combination with any other compound or component, active or otherwise) sold, supplied, hired or otherwise disposed of by MEPL or any sublicensee to the first person who is not an MEI Company or sublicensee, after deducting (to the extent not already deducted):
(a)	freight, packing and insurance costs included in the invoice or price;

(b)	returns, rebates and allowances and discounts actually taken;

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(c)	any GST, value added Tax or similar Tax levied on the sale or supply of Licensed Products borne by an MEI Company.
NV-128 means an isoflavonoid compound of the formula in Schedule 2 (known as the compound NV-128) and any Pharmaceutically Acceptable Salt of that compound.
Novogen Companies means Novogen Limited, Novogen Research and Novogen Laboratories.
Novogen Developments means all developments of, improvements to, enhancements to, or adaptations of Licensed Products or Licensed Know How, whether patentable or otherwise, in the Field which during the Term are made or acquired by a Novogen Company or their employees, contractors or agents, which Novogen Research is free to license or disclose to MEPL, but does not include any Option Compound (other than NV-128) or any new isoflavonoid compound having a formula which does not fall within the claims of the Licensed Patent Rights.
Novogen Laboratories means Novogen Laboratories Pty Limited ABN 42 002 489 947.
Novogen Limited means Novogen Limited ABN 37 063 259 754.
Option Compound has the meaning given in the Amended and Restated Licence Option Deed.
Patent Rights means rights with respect to existing and future patents (including any divisions, continuations, continuations in part, renewals, reissues, extensions, supplementary protection certificates, utility models and foreign equivalents of any such patents) and rights with respect to existing and future patent applications and patentable inventions, including the right to apply for registration of any such rights.
Pharmaceutically Acceptable Salt has the meaning given in Schedule 2.
Phase I Clinical Trial means a Clinical Trial in any country intended to obtain data regarding safety and pharmacokinetics of a Licensed Product that would satisfy the requirements of the United States Code of Federal Regulations 21 CFR 312.21(a) or any corresponding law in another country.
Phase II Clinical Trial means a Clinical Trial in any country intended to evaluate the safety, dose range and efficacy of a Licensed Product for a particular indication or indications in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of the United States Code of Federal Regulations 21 CFR 312.21(b) or any corresponding law in another country, but does not include a Phase III Clinical Trial.
Phase III Clinical Trial means a Clinical Trial that is a pivotal human clinical trial in any country, the results of which could be used to establish statistical safety and efficacy of a Licensed Product as a basis for a New Drug Approval (NDA) or that would otherwise satisfy the requirements of the United States Code of Federal Regulations 21 CFR 312.21(b) or any corresponding law in another country.
Quarter means, in respect of any calendar year in the Term, the four quarters of that year, the first of which commences on 1 January of that year.
Tax means a tax, levy, duty, charge, deduction or withholding, however it is described, that is imposed by law or by a Government Agency, together with any related interest, penalty, fine or other charge, other than one that is imposed on net income in any jurisdiction.
Term means the term of this document as determined under clause 17.
Territory means the world.

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Third Party Licence has the meaning given in clause 10.11(b).
Topical Application in respect of any product, means application of the product to the external surface of the skin by any means.
Trial Protocol means a protocol for the conduct of a Clinical Trial.
Valid Claim means:
(a)	any claim of an issued and unexpired patent within the Licensed Patent Rights other than:
(i)	a claim which has been revoked by a decision of a Government Agency or court of competent jurisdiction from which no appeal lies or in respect of which no appeal has been filed within the time allowed; or

(ii)	a claim which has been admitted by Novogen Research to be invalid or unenforceable, through reissue or otherwise; or
(b)	any claim of a pending patent application within the Licensed Patent Rights.
1.2	Rules for interpreting this document
Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.
(a)	A reference to:
(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.
(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender include the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

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(g)	The words subsidiary, holding company and related body corporate have the same meanings as in the Corporations Act.

(h)	A reference to “US$” is to the currency of the United States of America.
1.3	Business Days
If the day on or by which a person must do something under this document is not a Business Day:
(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.
2.	LICENCE
2.1	Grant of licence
Subject to clause 3, by this document Novogen Research grants to MEPL for the Term an exclusive, non-transferable licence under the Licensed Patent Rights and the Intellectual Property Rights in the Licensed Know How to:
(a)	Exploit Licensed Products in the Territory for use in the Field;

(b)	use, reproduce and apply the Licensed Know How in the Territory in the Field for the purpose of Exploiting Licensed Products in the Field; and

(c)	develop, modify and enhance the Licensed Know How in the Territory for the purpose of Exploiting Licensed Products in the Field.
2.2	Expiration of particular Licensed Patent Rights
If during the Term all Licensed Patent Rights in any country in the Territory expire, lapse are revoked, do not exist, or are assigned to MEPL under clause 9.4(b), then:
(a)	subject to clause 17.1, the licence granted in clause 2.1 applies and continues in full force and effect in that country for the Term on the same terms as a licence under the Intellectual Property Rights in the Licensed Know How only; and

(b)	the royalty rate specified in clause 7.5(a) payable on Licensed Products which are entirely manufactured and supplied in such a country (or countries) will be reduced by 50% of the rate specified in clause 7.5(a).
2.3	Research licence
(a)	By this document MEPL grants to Novogen Research a non-exclusive, irrevocable, royalty-free licence under the rights granted to MEPL under the Licensed Intellectual Property to:
(i)	conduct its own research and development on and in relation to any Licensed Product in the Field; and

(ii)	use, reproduce, apply, develop, modify and enhance the Licensed Know How for the purpose of conducting its own research and development on and in relation to any Licensed Product in the Field.

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(b)	Novogen Research may not assign, dispose of, transfer, or grant any sub-licence under the rights granted to it in paragraph (a) to any person other than a Novogen Company without the prior written consent of MEPL.
2.4	Sub-licences
(a)	Subject to paragraphs (b), (c) and (d), MEPL may not grant sub-licences under any of the rights granted to it under this document without the prior written consent of Novogen Research.

(b)	MEPL may grant sub-licences under the rights granted to it in clause 2.1 to third parties to manufacture and supply to MEPL all or part of the Licensed Products without the consent of Novogen Research.

(c)	MEPL may grant sub-licences under the rights granted to it in clause 2.1 to its related bodies corporate without the consent of Novogen Research.

(d)	If MEPL wishes to grant any sub-licence under any of the rights granted to it under this document other than as permitted in paragraph (b) and (c):
(i)	MEPL must request the consent of Novogen Research in writing, stating the identity of the proposed sub-licensee and providing a copy of the proposed sub-licence agreement;

(ii)	Novogen Research must provide or decline its consent in writing within 30 days of MEPL’s request, providing reasons;

(iii)	if Novogen Research wishes to decline its consent, it must first engage in discussions with MEPL (for no more than 21 days) to attempt to resolve any reasonable concerns it has with respect to the proposed sub-licence or sub-licensee with a view to determining if those concerns can be overcome by appropriate amendment of the proposed sub-licence arrangements; and

(iv)	Novogen Research must not unreasonably withhold its consent.
(e)	MEPL must:
(i)	ensure that the terms of any sub-licence granted under this clause 2.4 are consistent with the terms of this document;

(ii)	ensure that any sub-licence granted under this clause 2.4 contains obligations on the sub-licensee with respect to confidentiality of Novogen’s Confidential Information at least as onerous as the obligations of MEPL under this document;

(iii)	ensure that any sub-licence granted under this clause 2.4 is expressed to terminate immediately upon termination of this document; and

(iv)	provide to Novogen Research a complete copy of any executed sub-licence agreement within 21 days of its execution.
(f)	MEPL remains responsible for performance of its obligations under this document and no sub-licence relieves MEPL of its obligations under this document.
2.5	Sub-contractors
(a)	MEPL may sub-contract the manufacture and supply to MEPL of all or part of the Licensed Products without the consent of Novogen Research. Such sub-contracts

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must be granted on terms which are consistent with this document and do not relieve MEPL of its obligations under this document.

(b)	Except as provided in clause 2.4 and 2.5(a), MEPL may not engage agents or contractors to perform its obligations under this document unless such agents or sub-contractors first agree in writing:
(i)	to comply with confidentiality obligations substantially identical to those of MEPL under this document; and

(ii)	to assign to MEPL all Intellectual Property Rights in the Field created or acquired by them in the course of their engagement.
2.6	No Exploitation outside the Field
MEPL must not, and must ensure that any sub-licensee of MEPL does not:
(a)	Exploit Licensed Products outside the Field; or

(b)	directly market, advertise, promote or Exploit Licensed Products to any person who MEPL knows or suspects will or is likely to Exploit the Licensed Products outside the Field.
2.7	Acknowledgements and reserved rights
MEPL acknowledges:
(a)	that Novogen Research remains the legal and beneficial owner of the Licensed Intellectual Property and nothing in this document effects an assignment or transfer to MEPL of the Licensed Intellectual Property;

(b)	that nothing in this document prevents Novogen Research and its Affiliates (other than MEPL or MEI) from Exploiting any product or process outside the Field; and

(c)	that Novogen Research and Novogen Limited have entered into the Existing Agreements, MEPL acknowledges the terms of those agreements and that the rights granted to MEPL under this document are subject to the rights (if any) granted under those agreements.
2.8	Delivery up of Know How and Clinical Trial Materials
Novogen Research must disclose to MEPL all Licensed Know How which exists at the Commencement Date within 14 days of the Commencement Date. Novogen Research must supply to MEPL such hard and electronic copies of the Licensed Know How in existence as at the Commencement Date and the Clinical Trial Materials in existence as at the Commencement Date that MEPL reasonably requires in a form which is complete, comprehensive and accurate.
3.	EXISTING AGREEMENTS
3.1	Existing Agreements
On the Commencement Date Novogen Research represents and warrants to MEPL:
(a)	that Novogen Research is a party to Existing Agreements 1, 2, 5, 6 and 7;

(b)	that Novogen Limited is a party to Existing Agreements 3 and 4;

(c)	that obligations under each of the Existing Agreements remain to be performed;

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(d)	that neither Novogen Research nor Novogen Limited is in breach of its obligations under any Existing Agreement; and

(e)	that to its knowledge no other party is in breach of its obligations under any Existing Agreement.
3.2	Acknowledgement by MEPL
MEPL acknowledges that the rights granted to it under this document are subject to the rights (if any) granted under the Existing Agreements.
3.3	Completion or novation
It is the intention of the parties that they will discuss and agree the allocation of each of the Existing Agreements into one of the three categories set out below as soon as practicable following execution of this document:
(a)	that Novogen Research shall continue to exercise its rights and perform its obligations under Existing Agreements numbered [to be agreed] until the rights and obligations of Novogen Research under each of those Existing Agreements with respect to the Compounds are novated to MEPL as soon as reasonably practicable on reasonable terms agreed by the parties and the other parties to each of those Existing Agreements;

(b)	that Novogen Limited shall continue to exercise its rights and perform its obligations under Existing Agreements numbered [to be agreed] until the rights and obligations of Novogen Limited under that Existing Agreement with respect to the Compounds are novated to MEPL as soon as reasonably practicable on reasonable terms agreed by the parties and the other parties to that Existing Agreement; and

(c)	that Novogen Research shall continue to exercise its rights and perform its obligations under Existing Agreements numbered [to be agreed] until completion of those Existing Agreements.
3.4	Licence for Existing Agreements
(a)	By this document MEPL grants to Novogen Research a non-exclusive, royalty-free licence under the rights granted to MEPL under the Licensed Intellectual Property to exercise the rights and perform the obligations of Novogen Research and Novogen Limited under each Existing Agreement, until the earlier of:
(i)	the novation to MEPL of the rights and obligations of Novogen Research (or Novogen Limited as the case may be) under the Existing Agreement with respect to the Compounds; and

(ii)	the completion of the Existing Agreement with respect to the Compounds.
(b)	Novogen Research may not assign, dispose of, transfer, or grant any sub-licence under the rights granted to it in paragraph (a) to any person other than Novogen Limited without the prior written consent of MEPL.
3.5	Performance of and payments under Existing Agreements
While Novogen Research or Novogen Limited remains a party to an Existing Agreement:
(a)	Novogen Research shall use reasonable endeavours (and shall procure that Novogen Limited uses reasonable endeavours) not to breach any obligation under the Existing Agreement; and

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(b)	MEPL shall reimburse Novogen Research the full amount of any payment made by Novogen Research or Novogen Limited under the Existing Agreement (less any amount due as a result of a failure by Novogen Research or Novogen Limited to comply with its obligations under the Existing Agreement), within 21 days of the payment being made.
4.	CLINICAL TRIALS
4.1	Obligation to conduct Clinical Trials
MEPL must use Diligent Efforts to undertake Clinical Trials appropriate to the development of Licensed Products for use in the Field on the terms and conditions of this document.
4.2	Conduct of Clinical Trials

MEPL must:
(a)	fund or arrange adequate third party funding of Clinical Trials;

(b)	use Diligent Efforts to design and conduct Clinical Trials to generate outcomes which are calculated to result in marketing approval of a Licensed Product for use in the Field;

(c)	conduct Clinical Trials diligently, in good scientific manner and in compliance with any applicable laws and requirements of any relevant Government Agency (including any applicable laws governing the protection and privacy of personal and health information);

(d)	conduct Clinical Trials in accordance with the relevant Trial Protocol, consistently with any applicable codes of Good Clinical Practice from time to time;

(e)	use appropriate skill, experience, equipment and facilities in the conduct of Clinical Trials;

(f)	ensure that all Clinical Trial Materials are handled appropriately and stored securely by MEPL, its employees, contractors and agents for the duration of the Clinical Trials;

(g)	use Diligent Efforts ensure that MEPL’s employees, contractors and agents who are involved in carrying out Clinical Trials fully understand and adhere to any Trial Protocol; and

(h)	take all reasonable measures, in consultation with Novogen Research to protect Clinical Trial Subjects at risk following any adverse drug experience.
4.3	Clinical Trial Materials
Except for those Clinical Trial Materials existing as at the Commencement Date, MEPL shall be solely responsible for providing all Clinical Trial Materials necessary for the conduct of Clinical Trials.
4.4	Records of Clinical Trials
MEPL must maintain for the Term and for a period of 6 years after the end of the Term, complete and accurate records in good scientific manner, which fully record:
(a)	the design of all Trial Protocols and approval of any Government Agency, institutional review board or hospital ethics committee;

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(b)	all work done and results achieved in the course of Clinical Trials;

(c)	details of MEPL’s employees, agents and contractors engaged to conduct Clinical Trials, all Clinical Trial Subjects and all other persons involved in Clinical Trials; and

(d)	the Clinical Trial Materials.
4.5	Inspection of records
Novogen Research or its nominee may, during normal business hours, upon reasonable notice to MEPL and subject to any obligations of confidence or privacy owed by MEPL to third parties, inspect and copy the records maintained by MEPL under clause 4.4, and may take and retain such copies of those records as Novogen Research thinks fit.
4.6	Reports on Clinical Trials
(a)	Within 30 days of a written request by Novogen Research from time to time during the Term, MEPL must submit to Novogen Research a written report on the status of all Clinical Trials.

(b)	MEPL must:
(i)	notify Novogen Research of any serious adverse drug experience which occurs during the course of Clinical Trials within 1 Business Day of becoming aware of that event; and

(ii)	if requested by Novogen Research, assist in reporting that event to any relevant Government Agency, institutional review board or hospital ethics committee.
4.7	Publication of results of Clinical Trials
(a)	Subject to any obligations MEPL or any related body corporate of MEPL has under any law or rule of any relevant stock exchange, MEPL must not, and must ensure that its employees, agents and contractors do not, publish, present in public or make available to any third party the results of any Clinical Trials without the prior written consent of Novogen Research, which must be provided or declined (with reasons) within 15 Business Days of written request and which must not be withheld unreasonably.

(b)	Subject to any obligations Novogen Research or any related body corporate of Novogen Research has under any law or rule of any relevant stock exchange, Novogen Research must not, and must ensure that its employees, agents and contractors do not, publish, present in public or make available to any third party the results of any Clinical Trials without the prior written consent of MEPL, which must be provided or declined (with reasons) within 15 Business Days of written request and which must not be withheld unreasonably.
4.8	Intellectual Property Rights in Clinical Trial Materials
By this document, MEPL assigns to Novogen Research absolutely and as beneficial owner, its entire right, title and interest in all Intellectual Property Rights in all Clinical Trial Materials, effective upon their creation.

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5.	DEVELOPMENTS

5.1	MEPL Developments
(a)	MEPL must disclose to Novogen Research in writing:
(i)	all MEPL Developments; and

(ii)	all other developments of, improvements to, enhancements to, adaptations and new applications of Compounds or their use outside the Field made or acquired by MEPL or any MEI Company or their employees, contractors or agents, as soon as is reasonably practicable after becoming aware of them.

(b)	By this document MEPL assigns to Novogen Research absolutely and as beneficial owner the entire right, title and interest in all Intellectual Property Rights in all MEPL Developments and all developments, improvements, enhancements, adaptations and new applications referred to in paragraph (a)(ii), effective upon their creation.
5.2	Novogen Developments

Novogen Research must disclose to MEPL in writing all Novogen Developments as soon as is reasonably practicable after becoming aware of them.
6.	MARKETING AND COMMERCIALISATION

6.1	Marketing and commercialisation

Subject to clause 4 and clauses 6.2 to 6.10, MEPL may, at its sole cost and expense, Exploit Licensed Products in the Field in the Territory in such manner as it thinks fit.

6.2	Diligence

MEPL must:
(a)	use Diligent Efforts to Exploit Licensed Products in the Field in the Territory;

(b)	conduct, and procure that each of its agents and contractors conduct, any development, scientific, marketing and commercialisation activities with respect to Licensed Products on a commercially reasonable basis and in compliance with any applicable laws and requirements of any Government Agency; and

(c)	otherwise act in a manner calculated to maximise the Exploitation of Licensed Products in the Field throughout the Territory, to the extent it is commercially reasonable and practicable to do so.
6.3	Milestones

MEPL must use Diligent Efforts to:
(a)	file and obtain an Investigational New Drug application (IND) with the United States Food and Drug Administration (FDA) (as determined under Title 21 Part 312, Section 312.40 (b) of the Code of Federal Regulations) (or equivalent application with a Government Agency in another country) for a Licensed Product in the Field by 1 June 2011;

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(b)	enrol the first Clinical Trial Subject in a Phase II Clinical Trial by 28 February 2012;

(c)	enrol the first Clinical Trial Subject in a Phase III Clinical Trial by 31 December 2014; and

(d)	receive a New Drug Application approval (NDA) from the FDA or equivalent approval from a Government Agency in any other country by 31 December 2017.
6.4	Revision of Milestones
(a)	If MEPL, acting reasonably, considers that it may be unable to meet a Milestone by the date specified in clause 6.3 it may notify Novogen Research in writing and request a revision of the date for achievement of the Milestone.

(b)	Novogen Research must consider any requests from MEPL under paragraph (a) and not unreasonably withhold its consent if the failure to meet the dates arises due to:
(i)	circumstances which were not reasonably foreseeable; or

(ii)	any of the events specified in clauses 7.4(a) to (d).
6.5	Continuing obligation

If MEPL fails to meet a Milestone by the date set for that Milestone in clause 6.3 (or the date as revised under clause 6.4), MEPL must nonetheless continue to use Diligent Efforts to achieve that Milestone.

6.6	Records and customer relations

MEPL must, and must procure that each of its agents and contractors:
(a)	keep for the Term and for a period of six years after the end of the Term, accurate and separate records and accounts of the supply of Licensed Products sufficient to enable the recall of Licensed Products by batch number, and must submit copies of those records to Novogen Research immediately upon request by Novogen Research in the event of such a recall;

(b)	note details of any customer complaints about Licensed Products and details of any return of Licensed Products and must provide those details to Novogen Research in writing as soon as is practicable after becoming aware of any material complaints affecting the safety or efficacy of the Licensed Products; and

(c)	consult with Novogen Research regarding any action to be taken about any customer complaint or return of any Licensed Product.
6.7	Marketing and promotion

MEPL must, and must use its reasonable endeavours to procure that its agents and contractors:
(a)	act in good faith towards Novogen Research; and

(b)	not deliberately or recklessly do anything which might damage or destroy the market in the Territory for Licensed Products.
6.8	Marketing and distribution plan

Upon receiving approval from the relevant Government Agency to market and distribute a Licensed Product in any country in the Territory, MEPL must:

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(a)	promptly establish a marketing and distribution plan for the Licensed Product in that country which includes:
(i)	a list of potential customers in the country;

(ii)	a marketing and promotional programme targeted at potential customers;

(iii)	a plan for dissemination of prescribing information and product information for the Licensed Products to potential customers; and

(iv)	the recruitment or contracting of a sales force to market and sell the Licensed Products; and
(b)	use Diligent Efforts to comply with the marketing and distribution plan developed in accordance with paragraph (a).
6.9	Storage and handling

MEPL must, and must procure that its agents and contractors:
(a)	store Licensed Products safely and securely and in accordance with the applicable laws and requirements of any Government Agency; and

(b)	permit Novogen Research during normal business hours and on reasonable notice to inspect Licensed Products in the possession, custody or control of MEPL, its agents, contractors and sub-licensees.
6.10	Manufacturing of Licensed Products

MEPL must, and must procure that its agents and contractors:
(a)	ensure that all Licensed Products comply with any applicable laws and requirements of any Government Agency in the Territory in which MEPL Exploits those Licensed Products;

(b)	ensure that the manufacture of Licensed Products takes place in accordance with any applicable laws, requirements of any Government Agency and any applicable codes of Good Manufacturing Practice; and

(c)	inform Novogen Research in writing immediately upon becoming aware of any material failure to comply with those requirements.
7.	LICENCE FEES AND ROYALTIES

7.1	Up-front licence fee

In consideration of the licence granted in clause 2.1, MEPL must pay to Novogen Research a licence fee of US$1,500,000 on the Commencement Date.

7.2	Milestone licence fees
(a)	In further consideration of the licence granted in clause 2.1, MEPL must pay to Novogen Research the Milestone Licence Fees upon the occurrence of the corresponding milestone set out in paragraph (b), for the first Licensed Product containing the Compound to reach the relevant milestone set out in paragraph (b).

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(b)	The Milestone Licence Fees are:
(i)	US$1,000,000 on the date an Investigational New Drug (IND) for the Licensed Product goes into effect (as determined under Title 21 Part 312, Section 312.40 (b) of the Code of Federal Regulations) or the equivalent approval of a Government Agency is obtained in another country;

(ii)	US$2,000,000 on the date of enrolment of the first Clinical Trial Subject in a Phase II Clinical Trial of the Licensed Product;

(iii)	US$3,000,000 on the date of enrolment of the first Clinical Trial Subject in a Phase III Clinical Trial of the Licensed Product; and

(iv)	US$8,000,000 on the date of first receipt of a New Drug Application approval (NDA) for the Licensed Product from the FDA or equivalent approval from a Government Agency in any other country.
7.3	Payments upon default of Milestones
(a)	If MEPL has not paid to Novogen Research a Milestone Licence Fee referred to in clause 7.2(b)(i) by 31 December 2011, then subject to clauses 6.4 and 7.4, MEPL must pay that Milestone Licence Fee on 31 December 2011.

(b)	If MEPL has not paid to Novogen Research a Milestone Licence Fee referred to in clause 7.2(b)(ii) by 31 December 2012, then subject to clauses 6.4 and 7.4, MEPL must pay that Milestone Licence Fee on 31 December 2012.

(c)	If MEPL has not paid to Novogen Research a Milestone Licence Fee referred to in clause 7.2(b)(iii) by 31 December 2014, then subject to clauses 6.4 and 7.4, MEPL must pay that Milestone Licence Fee on 31 December 2014.

(d)	If MEPL has not paid to Novogen Research a Milestone Licence Fee referred to in clause 7.2(b)(iv) by 31 December 2017, then subject to clauses 6.4 and 7.4, MEPL must pay that Milestone Licence Fee on 31 December 2017.

(e)	Any Milestone Licence Fee paid under this clause 7.3 is creditable against the relevant Milestone Licence Fee otherwise payable under clause 7.2.
7.4	Default by a Novogen Company

If any milestone referred to in clause 7.2(b) is not met by the corresponding date set out in clause 7.3 as a direct result of:
(a)	a breach by Novogen Research of its obligations under this document;

(b)	a breach by Novogen Limited of its obligations under the Amended and Restated Services Agreement between MEI and Novogen Limited dated 24 September 2003;

(c)	a breach by a Novogen Company of its obligations to MEPL under any other agreement between the Novogen Company and MEPL; or

(d)	the negligence (including breach of statutory duty), wilful misconduct or unlawful conduct of any Novogen Company, then the relevant date in clause 7.3 is deferred to the extent the failure to meet the milestone was caused by that breach, negligence, wilful misconduct or unlawful conduct.

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7.5	Royalties

In further consideration of the licence granted in clause 2.1, MEPL must pay to Novogen Research:
(a)	subject to clause 2.2, 5% of all Net Sales of Licensed Products in the Territory, Quarterly in arrears, within 30 days of the end of each Quarter; and

(b)	25% of all Commercialisation Income, Quarterly in arrears within 30 days of the end of each Quarter.
7.6	Minimum royalties
(a)	Subject to the other provisions of this clause 7.6, from the date of the first receipt of an NDA for a Licensed Product from the FDA (or equivalent approval from a Government Agency in any other country) until the expiry of the Term, MEPL must pay to Novogen Research a minimum royalty of US$3,000,000 per year (the Minimum Royalty).

(b)	MEPL must pay:
(i)	the first Minimum Royalty payment within 12 months of the date of first receipt of an NDA for a Licensed Product from the FDA (or equivalent approval from a Government Agency in any other country);

(ii)	the second Minimum Royalty payment within 30 days of the last Quarter of the calendar year in which payment of the first Minimum Royalty is due (such amount to be adjusted pro rata if the due date for payment of the first Minimum Royalty is not at the beginning of the calendar year); and

(iii)	each subsequent Minimum Royalty payment at the same time as the royalty under clause 7.5 is payable for the last Quarter for that year, with the last Minimum Royalty payment to be adjusted pro rata if the date of the expiry of the Term does not fall at the end of a calendar year.
(c)	All royalties paid by MEPL under clause 7.5 for Licensed Products are to be credited against the Minimum Royalty otherwise payable under this clause 7.6.
7.7	How payments must be made
(a)	MEPL must make each payment to Novogen Research under this document in United States dollars by delivering an unendorsed bank cheque to Novogen Research at the place, or by direct transfer of cleared funds to the credit of the account, that Novogen Research nominates at least 1 Business Day before the payment is made.
(b)	MEPL must make each payment to Novogen Research under this document without any set-off or counterclaim and (to the extent permitted by law) free and clear of, and without deduction or withholding for or on account of, any Taxes.
7.8	Deductions and withholdings

If at any time an applicable law obliges MEPL to make a deduction or withholding in respect of any Tax from any payment by MEPL to Novogen Research under this document, MEPL must:
(a)	notify Novogen Research of the obligation promptly after MEPL becomes aware of it;

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(b)	ensure that the deduction or withholding does not exceed the minimum amount required by law;

(c)	pay to the relevant Government Agency on time the full amount of the deduction or withholding and promptly deliver to Novogen Research a copy of any receipt, certificate or other proof of payment; and

(d)	indemnify Novogen Research against the deduction or withholding, by paying to Novogen Research, at the time that the payment is due, an additional amount that ensures that, after the deduction or withholding is made, Novogen Research receives a net sum equal to the sum that it would have received if the deduction or withholding had not been made.
7.9	Interest on overdue amounts
(a)	MEPL must pay interest on each amount that is not paid when due, from (and including) the day on which it falls due to (but excluding) the day on which it is paid in full, at the rate calculated in accordance with paragraph (b). This interest must be paid on demand.

(b)	Interest on an unpaid amount accrues each day at a rate equal to the sum of Novogen Research’s then current overdraft rate with its principal bank on that day and 2% per annum and is capitalised (if not paid) every 30 days.

(c)	This clause 7.9 does not affect MEPL’s obligation to pay each amount under this document when it is due.
8.	REPORTS AND ACCOUNTING

8.1	Books and records

MEPL must make, keep and maintain for the Term and for a period of 6 years after the end of the Term, separate and complete records and books of account relating to:
(a)	all marketing, advertising and promotion of Licensed Products;

(b)	all commercial Exploitation of Licensed Products; and

(c)	any assignment, sublicensing, or other dealing with MEPL’s rights under this document, which must contain clear particulars sufficient to enable the calculation of all amounts payable under clause 7.

8.2	Auditor’s certificates

Within 60 days of a written request by Novogen Research at any time during the Term or within 6 years after the end of the Term (but not more than twice in any calendar year), MEPL must produce a certificate by the auditors or accountants of MEPL as to the accuracy and completeness of the records and books of account referred to in clause 8.1.

8.3	Inspection

Novogen Research may at its cost, during normal business hours and upon reasonable notice (but not more than twice in any calendar year), by an independent accountant or auditor, inspect the records and books of account referred to in clause 8.1. The independent accountant or auditor may take such copies and extracts of the records and books of account as they think fit for the purpose of inspection and MEPL must give the

207515151_1	Licence Agreement 19

independent accountant or auditor such assistance as is reasonably necessary, including by providing access to facilities, hardware, software and documents, to enable the Commercialisation Income and all amounts payable by MEPL to Novogen Research under this document to be ascertained or verified.

8.4	Quarterly statements

MEPL must prepare statements for each Quarter showing:
(a)	the progress of Clinical Trials and regulatory approval of Licensed Products;

(b)	all commercial Exploitation of Licensed Products;

(c)	details of any Commercialisation Income received by or on behalf of MEPL or an MEI Company in the period to which the statement relates;

(d)	details of all income received by or on behalf of MEPL and any MEI Company as a result of or in connection with the sale, supply, hiring or other disposal of the Licensed Products; and

(e)	the calculation of any payments due under clause 7;
and must submit those statements to Novogen Research within 30 days of the end of the Quarter to which they relate, together with payment of the amount due to Novogen Research under clause 7. All figures in the statements must be in United States dollars.

8.5	Certification
(a)	Novogen Research may give notice to MEPL at any time that it disputes any statement submitted by MEPL under clause 8.4 and that it wishes to have the statement certified by an independent accountant (the Accountant) at Novogen Research’s cost. The Accountant may not be, or be associated with, Novogen Limited’s auditors or accountants.

(b)	Novogen Research must provide to MEPL a copy of its instructions to the Accountant within 7 days of providing those instructions. MEPL may provide to the Accountant within 14 days any additional instructions it wishes to give the Accountant (with a copy to Novogen).

(c)	In order to certify a statement under paragraph (a) the Accountant may inspect MEPL’s records and books of account under clause 8.3.

(d)	As soon as is reasonably practicable upon completion of the inspection, the parties shall cause the Accountant to certify the results of the inspection and provide a copy of the certification to both parties (a Certification).
8.6	Adjustments
(a)	In the absence of manifest error a Certification is final and binding on the parties.

(b)	If a Certification reveals that Novogen Research has not been paid any amount payable to it under this document, then within 14 days of receiving the Certification, MEPL must pay to Novogen Research the amount of any underpayment, and clause 7.9 applies.

(c)	If a Certification reveals that Novogen Research was underpaid 5% or more in any Quarter, then within 14 days of receiving the Certification, MEPL must reimburse Novogen Research all reasonable costs and expenses of the inspection and certification in addition to the amount of underpayment.

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(d)	If a Certification reveals that Novogen Research was paid more than the amount payable under this document, then within 14 days of receiving the Certification, Novogen Research must refund MEPL the amount of the overpayment, less all costs and expenses of the inspection and certification which led to the discovery of the overpayment.
9.	PROSECUTION OF PATENT RIGHTS AND REGULATORY COSTS

9.1	Maintenance of Licensed Patent Rights

Subject to clause 9.2, Novogen Research is responsible at its sole cost and expense for filing, prosecution and maintenance in the Territory of the Licensed Patent Rights.

9.2	Reimbursement by MEPL

MEPL must reimburse Novogen Research one third of the costs and expenses incurred by Novogen Research during the Term in filing, prosecuting and maintaining the Licensed Patent Rights, within 30 days of presentation by Novogen Research of invoices for those amounts, together with copies of all third party invoices, receipts and other documents evidencing those costs.

9.3	Consultation on maintenance of Licensed Patent Rights

Novogen Research must:
(a)	provide to MEPL a copy of all material correspondence with any patent authority received by Novogen Research or its attorneys with respect to the Licensed Patent Rights;

(b)	provide to MEPL written notice of all steps and decisions required for the prosecution or maintenance of the Licensed Patent Rights not less than 30 days before such steps or decisions are to be taken;

(c)	provide to MEPL a reasonable opportunity to consult with respect to the progression of the prosecution of the Licensed Patent Rights, including by any patent attorneys retained by MEPL at MEPL’s cost;

(d)	not allow any material amendment to the scope of the Licensed Patent Rights without the prior written consent of MEPL (which must not be unreasonably withheld) except in the following circumstances:
(i)	if, on the advice of Novogen Research’s patent attorney instructed in relation to the relevant Patent Rights, such amendment is necessary or desirable to avoid a potential challenge by a third party to the validity of the Licensed Patent Rights; or

(ii)	if, on the advice of Novogen Research’s patent attorney instructed in relation to the relevant Patent Rights, such amendment is necessary or desirable to overcome an objection raised in examination or other prosecution before a patent office regarding the validity of the Licensed Patent Rights.
9.4	Withdrawal or lapsing of Licensed Patent Rights
(a)	If at any time Novogen Research intends to decline to file in a country, cease the prosecution of, withdraw, abandon or allow to lapse any Licensed Patent Rights it must give MEPL notice in writing of that intention at least 30 days before the next relevant deadline.

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(b)	If after receiving a notice under paragraph (a) MEPL notifies Novogen Research in writing before the next relevant deadline that MEPL intends to take over the filing, prosecution and maintenance of the Patent Rights specified in the notice, then:
(i)	by this document Novogen Research assigns to MEPL its entire right, title and interest in the Patent Rights specified in the notice, with effect from receipt by Novogen Research of the notice;

(ii)	Novogen Research shall promptly transfer to MEPL its entire prosecution file and all other documents relating to the filing, prosecution and maintenance of the Patent Rights specified in the notice;

(iii)	except as expressly provided, this document shall cease to apply to the Patent Rights specified in the notice, with effect from receipt by Novogen Research of the notice; and

(iv)	Novogen Research must, at MEPL’s cost, do anything (including execute any document), and shall ensure that its employees and agents do anything (including execute any document), that MEPL may reasonably require from time to time in order to apply for, prosecute and maintain the Patent Rights specified in the notice.
9.5	Common interest

The parties acknowledge that the exchange of information and documents between them in the course of the filing, prosecution and maintenance of the Licensed Patent Rights under this clause 9 is pursuant to the common interest of the parties in obtaining advice about the validity and enforceability of the Licensed Patent Rights, and obtaining, maintaining and potentially enforcing the Licensed Patent Rights.

9.6	Registration of Licensed Products

MEPL is responsible at its sole cost and expense for:
(a)	registration and maintenance of the registration of Licensed Products for use in the Field in accordance with any applicable laws, rules and regulations of any Government Agency; and

(b)	doing everything necessary to apply for and obtain each Authorisation from a Government Agency required by any applicable law in the Territory for the importation, manufacture, distribution, storage, marketing, sale and use of Licensed Products in the Field.
10.	INTELLECTUAL PROPERTY RIGHTS

10.1	Acknowledgment

Each party acknowledges that, subject to clause 9.4, nothing in this document effects an assignment or transfer to MEPL of any right, title or interest in the Licensed Intellectual Property, and MEPL must not represent that it has any right, title or interest in the Licensed Intellectual Property other than the rights expressly granted to it under this document.

10.2	Maintenance of Licensed Intellectual Property

MEPL must do all things necessary in storing, manufacturing, packing, supplying, commercialising and otherwise dealing with the Licensed Products to maintain the Licensed Intellectual Property and must not cause or permit to be done anything which may damage or endanger the Licensed Intellectual Property.

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10.3	Notification

Each party must notify the other party immediately upon becoming aware of:
(a)	any actual or apparent infringement by any person of the Licensed Intellectual Property;

(b)	any assertion or claim by any person to the effect that any Licensed Intellectual Property is invalid; or

(c)	any assertion or claim by any person that the activities of a party under this document infringe the Intellectual Property Rights of any person.
10.4	Proceedings by MEPL

Subject to clause 10.6, MEPL may in its discretion and at its cost enforce and defend in the Territory the Licensed Intellectual Property in the Field, and in the event it does so, MEPL shall have the conduct and control of any proceedings, including the right to settle them.

10.5	Joinder of Novogen Research

If it is necessary that Novogen Research be a party to any proceedings commenced by MEPL, Novogen Research shall join such proceedings as a plaintiff or defendant (as appropriate) and shall at MEPL’s cost provide all reasonable assistance, and execute any documents MEPL reasonably requests, in relation to the proceedings.

10.6	Proceedings by Novogen Research

If MEPL fails to take or defend any proceedings within 28 days of receipt of a notice by Novogen Research requesting it do so, then without prejudice to any other right Novogen Research may have, Novogen Research may commence or defend those proceedings itself, and in the event it does so Novogen Research shall have the conduct and control of the proceedings including the right to settle them.

10.7	Joinder of MEPL

If it is necessary that MEPL be a party to any proceedings taken under clause 10.6, MEPL shall join such proceedings as a plaintiff and shall at Novogen Research’s cost provide all reasonable assistance, and execute any documents Novogen Research reasonably requests, in relation to the proceedings.

10.8	Damages and settlement amounts
(a)	If in any proceedings commenced by MEPL under clause 10.4, damages or an account of profits are awarded to any party to this document, or an amount is received by either party by way of settlement of those proceedings, then after reimbursement of each party’s costs of and incidental to the proceedings (pro rata if the amount is insufficient), the remainder (if any) will be deemed to constitute Commercialisation Income and MEPL must pay to Novogen Research an amount calculated in accordance with clause 7.5(b) within 10 Business Days of receipt.

(b)	If in any proceedings commenced by Novogen Research under clause 10.6, damages or an account of profits are awarded to any party to this document, or an amount is received by MEPL by way of settlement of those proceedings, then after reimbursement of each party’s costs of and incidental to the proceedings (pro rata if the amount is insufficient), the remainder (if any) must be paid to Novogen Research within 10 Business Days of receipt.

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10.9	Common interest

The parties acknowledge that the exchange of information and documents between them in the course of the making, conduct or resolution of any proceedings under this clause 10 is pursuant to the common interest of the parties in obtaining advice about the proceedings, the facts giving rise to them or the validity and enforceability of the Licensed Patent Rights, and/or in anticipation of legal proceedings.

10.10	Assignment of Intellectual Property Rights

If in any proceedings commenced or defended under this clause 10, a court makes an order in favour of MEPL in relation to the ownership of any Intellectual Property Rights forming part of the Licensed Intellectual Property, those Intellectual Property Rights are by this document assigned absolutely to Novogen Research.

10.11	Infringements by MEPL

If any assertion or claim is made by any person to the effect that the Exploitation by MEPL of a Compound per se infringes the Intellectual Property Rights of any person (an Infringement Claim) (whether or not the Infringement Claim is made together with any other assertion or claim), then:
(a)	the parties must consult in good faith to endeavour to agree within 30 days on an appropriate course of action in response to the Infringement Claim;

(b)	if MEPL, acting reasonably, determines that it is necessary in order to avoid infringement and resolve the Infringement Claim, to pay a royalty to a party (other than an MEI Company) for any right or license to continue to Exploit the relevant Compound per se (a Third Party Licence) then:
(i)	MEPL must negotiate with the relevant third party to minimise the amount of any royalty payable;

(ii)	MEPL must notify Novogen Research of the amount of the royalty and provide to Novogen Research a copy of the final draft Third Party Licence before entering into the Third Party Licence;

(iii)	subject to paragraph (iv), MEPL may deduct 50% of the amount of the royalty paid under the Third Party Licence from the royalties otherwise payable to Novogen Research under clause 7.5 in respect of Net Sales of Licensed Product in each country in which royalties are payable under the Third Party Licence; and

(iv)	subject to clause 2.2, the royalty payable to Novogen Research by MEPL in respect of Net Sales of any Licensed Product in any country must not be less than 3.5% of Net Sales of that Licensed Product.
11.	CONFIDENTIAL INFORMATION

11.1	Use by MEPL for Exploitation

MEPL may use and disclose the Confidential Information comprised in the Licensed Intellectual Property or Licensed Know How and the Clinical Trial Materials to the extent such use or disclosure is reasonably necessary for the Exploitation of Licensed Products for use in the Field.

207515151_1	Licence Agreement 24

11.2	Confidentiality

Subject to clause 11.1, each party must:
(a)	keep and maintain all Confidential Information of the other party strictly confidential;

(b)	use Confidential Information of the other parties only for the purposes for which it is disclosed; and

(c)	not disclose any Confidential Information of another party other than to its employees, agents, authorised sub-contractors, sub-licensees, legal advisers, auditors or other consultants requiring the information for the purposes of this document and then only upon those persons undertaking in writing to keep that information confidential on terms at least as onerous the obligations of confidence under this document.
11.3	Security

For the purposes of clause 11.2, each party must establish and maintain effective security measures to safeguard the Confidential Information of the other party from unauthorised use or access and must notify the Disclosing Party immediately upon becoming aware of any suspected or actual unauthorised use or disclosure of its Confidential Information.

11.4	Exceptions to obligations of confidentiality

The obligations in clauses 11.2 and 11.3 do not apply to the extent that a party is required by law or the requirements of any stock exchange to disclose any Confidential Information, provided the party promptly gives notice to the Disclosing Party of that requirement and discloses only that portion of its Confidential Information which it is legally required to disclose.

11.5	Public domain

No piece or body of Confidential Information shall be regarded as in the public domain merely because it contains information which is in the public domain or is embraced by a general disclosure which is in the public domain.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Warranties by each party

On the Commencement Date each party represents and warrants that:
(a)	(status) it is a company limited by shares under the Corporations Act;

(b)	(power) it has full legal capacity and power to:
(i)	own its property and to carry on its business; and

(ii)	enter into this document and to carry out the transactions that this document contemplates;
(c)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this document and its carrying out the transactions that this document contemplates;

207515151_1	Licence Agreement 25

(d)	(Authorisations) it holds each Authorisation that is necessary or desirable to:
(i)	enable it to properly execute this document and to carry out the transactions that this document contemplates;

(ii)	ensure that this document is legal, valid, binding and admissible in evidence; or

(iii)	enable it to properly carry on its business,
and it is complying with any conditions to which any of these Authorisations is subject;
(e)	(documents effective) this document constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally), subject to any necessary stamping or registration;

(f)	(no contravention) neither its execution of this document nor the carrying out by it of the transactions that this document contemplates, does or will:
(i)	contravene any law to which it or any of its property is subject or any order of any Government Agency that is binding on it or any of its property;

(ii)	contravene any Authorisation;

(iii)	contravene any undertaking or instrument binding on it or any of its property;

(iv)	contravene its constitution; or

(v)	require it to make any payment or delivery in respect of any financial indebtedness before it would otherwise be obliged to do so.
12.2	Representations and warranties by Novogen Research

On the Commencement Date Novogen Research represents and warrants that:
(a)	(ownership) to its actual knowledge having undertaken reasonable enquiries, Novogen Research is the legal and beneficial owner of:
(i)	the patent applications set out in Schedule 1; and

(ii)	the Licensed Know How in existence as at the Commencement Date which is to be disclosed to MEPL in accordance with clause 2.8, and to the best of its knowledge no other person has or shall have any claim of ownership with respect to such Licensed Intellectual Property;
(b)	(no dealings) it has not transferred, assigned or granted to any person any right, title or interest in or in relation to the Licensed Intellectual Property other than the rights (if any) granted under the Existing Agreements;

(c)	(no Encumbrance) the Licensed Intellectual Property is free from any Encumbrance;

(d)	(filing, prosecution and maintenance) Novogen Research has diligently filed, prosecuted and maintained the patent applications listed in Schedule 1 and as at the Commencement Date all filing, prosecution and maintenance fees have been paid;

207515151_1	Licence Agreement 26

(e)	(impediments to grant) to its actual knowledge, there are no material impediments to the acceptance and grant of the patent applications set out in Schedule 1in the countries in which they have been filed which are not contained in the documents it has disclosed to MEPL;

(f)	(confidentiality) to its actual knowledge:
(i)	Novogen Research has kept the Licensed Know How confidential;

(ii)	Novogen Companies have agreements in place which include obligations of confidence with all persons to whom the Licensed Know How has been disclosed; and

(iii)	there has been no breach of those obligations;
(g)	(no infringement) to its actual knowledge the Exploitation by MEPL, in any country in which a patent application in Schedule 1 has been filed, of a Compound per se in the Field in accordance with MEPL’s obligations under this document, does not infringe the Intellectual Property Rights of any person;

(h)	(no claims) it has not received any claim or demand:
(i)	to the effect that any other person has any ownership interest in the Licensed Intellectual Property; or

(ii)	to the effect that the Exploitation of any Compound (or a combination of Compounds) would infringe the Intellectual Property Rights of any other person; and
(i)	(no further Patent Rights) other than the Licensed Patent Rights, Novogen Research has no Patent Rights which are necessary in order for MEPL to exercise its rights and perform its obligations under this document.
12.3	Validity of Licensed Patent Rights

Except as set out in clause 12.2, MEPL acknowledges that Novogen Research makes and has made no representation, warranty, statement or promise to the effect that:
(a)	any letters patent will be granted in respect of the Licensed Intellectual Property in any country in the Territory; or

(b)	if any letters patent are granted in respect of the Licensed Intellectual Property in any country in the Territory, such letters patent will be valid.
12.4	Exclusion of conditions and warranties

Except for the warranties expressly made in this document, all conditions, warranties, undertakings or representations, express or implied, arising by statute, general law or otherwise are expressly excluded to the extent permitted by law.

12.5	Reliance on representations and warranties

Each party acknowledges that the other party has executed this document and agreed to take part in the transactions that this document contemplates in reliance on the representations and warranties that are expressly made in this document.

207515151_1	Licence Agreement 27

13.	LIMITATION OF LIABILITY

13.1	Limitation of liability of Novogen Research

Subject to clause 13.2 and to the extent permitted by law, the liability of Novogen Research to MEPL under or in connection with this document, whether in contract, tort (including negligence and breach of statutory duty) or otherwise is limited to the lesser of US$10,000,000 or the amount paid by MEPL to Novogen Research under this document at the time the liability arose.

13.2	Liability for breach of certain warranties

Clause 13.1 does not apply to any liability which Novogen Research may have to MEPL for any breach by Novogen Research of the representations and warranties in clause 12.2.

13.3	Indirect and consequential loss

Subject to clauses 14.1 and 14.2, and to the extent permitted by law, in no circumstances is either party liable in contract, tort (including negligence or breach of statutory duty) or otherwise, and whatever the cause, to compensate the other party for:
(a)	any increased costs or expenses;

(b)	any economic loss, loss of profit, revenue, business, contracts or anticipated savings; or

(c)	any other special, indirect or consequential loss or damage of any nature.
14.	INDEMNITIES

14.1	Clinical Trial indemnity

MEPL must indemnify and keep indemnified Novogen Research, its directors, employees and agents against all damages, costs or expenses (including legal costs and expenses on an indemnity basis) in respect of any claims, demands, actions, proceedings or prosecution which may be brought or commenced as a result of or in relation to:
(a)	the conduct of Clinical Trials generally; or

(b)	any personal injury to or death of a Clinical Trial Subject arising out of or relating to the administration of the Licensed Products or any clinical intervention or procedure provided for or required for the purposes of the Clinical Trials, except to the extent that the claim, demand, action, proceeding or prosecution arose from any negligence (including breach of statutory duty) of Novogen Research or any breach by Novogen Research of its obligations under this document, or arose as a result of the acts or omissions of a Novogen Company prior to the Commencement Date.
14.2	Commercialisation indemnity by MEPL

MEPL must indemnify and keep indemnified Novogen Research, its directors, employees and agents against all damages, costs or expenses (including legal costs and expenses on an indemnity basis) in respect of any claims, demands, actions, proceedings or prosecution which may be brought or commenced as a result of or in relation to:
(a)	the licensing or sub-licensing of the Licensed Intellectual Property by MEPL to a party other than a Novogen Company;

207515151_1	Licence Agreement 28

(b)	the Exploitation of Licensed Products; or

(c)	any packaging, marketing, advertisement or promotion of Licensed Products, by MEPL, its employees, agents, contractors and sub-licensees, including any warranty claims, product liability claims, product recalls and claims for personal injury relating to Licensed Products, except to the extent that the claim, demand, action, proceeding or prosecution arose the negligence (including breach of statutory duty) of Novogen Research or a Novogen Company or a breach by Novogen Research of its obligations under this document or a breach by a Novogen Company of its obligations under an agreement with MEPL.
15.	INSURANCE

15.1	MEPL’s insurance policies

MEPL must take out and maintain in force in the Territory comprehensive general liability insurance including advertising and product liability insurance for personal injury and property damage and product recall insurance, in relation to all Licensed Products on terms satisfactory to Novogen Research.

15.2	Name of Novogen Research

If requested by Novogen Research, MEPL must ensure that that Novogen Research is included on the policies referred to in clause 15.1 as a joint insured or loss payee.

15.3	Certificates of currency

At the request of Novogen Research from time to time, MEPL must provide to Novogen Research a certificate of currency evidencing its compliance with its obligations under this clause 15.

15.4	Default

If within 15 Business Days of a request by Novogen Research under clause 15.3, MEPL does not comply with its obligations under that clause, Novogen Research may (but is not obliged to) take out and maintain the insurance and may recover any premiums paid as a debt due by MEPL.

15.5	Expiry

MEPL shall maintain each insurance policy referred to in clause 15.1 until the expiry date of the last Licensed Product sold, hired or otherwise disposed of by or on behalf of MEPL or its sub-licensees.

15.6	Novogen Research’s insurance

Novogen Research must take out and maintain in force in the Territory comprehensive general liability insurance policies, including product liability insurance for personal injury and property damage and product recall insurance, in relation to its obligations under this document on terms reasonably satisfactory to MEPL and must at the request of MEPL from time to time, provide to MEPL a certificate of currency evidencing its compliance with its obligations under this clause 15.

207515151_1	Licence Agreement 29

16.	FORCE MAJEURE

16.1	Notice and suspension of obligations

If a party to this document is affected, or likely to be affected, by a Force Majeure Event:
(a)	that party must immediately give the other prompt notice of that fact including:
(i)	full particulars of the Force Majeure Event;

(ii)	an estimate of its likely duration;

(iii)	the obligations affected by it and the extent of its effect on those obligations; and

(iv)	the steps taken to rectify it; and
(b)	the obligations under this document of the party giving the notice are suspended to the extent to which they are affected by the relevant Force Majeure Event as long as the Force Majeure Event continues.
16.2	Effort to overcome

A party claiming a Force Majeure Event must use its best endeavours to remove, overcome or minimise the effects of that Force Majeure Event as quickly as possible. However, this does not require a party to settle any industrial dispute in any way it does not want to.

16.3	Termination

If a Force Majeure Event continues for more than 3 months, any party may terminate this document by giving at least 10 Business Days notice to the other parties.

17.	TERM AND TERMINATION

17.1	Term

The rights and obligations of the parties under this document begin on the Commencement Date and end on the earlier of:
(a)	the date of expiry, lapse or revocation or assignment to MEPL under clause 9.4(b) of the last Valid Claim within the Licensed Patent Rights; and

(b)	the date this document is terminated in accordance with this clause 17,
(the Term).
17.2	Rights on expiry of the Term

Upon expiry of the Term under clause 17.1(a), the licence granted to MEPL in clause 2.1 converts to a perpetual, irrevocable, non-exclusive licence under the Intellectual Property Rights in the Licensed Know How.

17.3	Termination by Novogen Research

Novogen Research may terminate this document at any time:
(a)	immediately by notice in writing if MEPL defaults in the performance of any of its obligations under this document which is capable of remedy and fails to remedy

207515151_1	Licence Agreement 30

that default within 30 days of notice in writing by Novogen Research specifying the default and requiring the default to be remedied;

(b)	on 30 days’ notice in writing if MEPL defaults in the performance of any of its material obligations under this document which is not capable of remedy;

(c)	on 30 days’ notice in writing if MEPL fails to meet any of the Milestones set out in clause 6.3 by the due date (as extended under clause 6.4 or clause 7.4, as the case may be); and

(d)	immediately by notice in writing if:
(i)	there is a Change of Control of MEPL without the prior written consent of:
(A)	Novogen Research; or

(B)	Novogen Limited while Novogen Research remains a subsidiary of Novogen Limited, which shall not be unreasonably withheld, delayed or conditioned;

(ii)	an Insolvency Event occurs in relation to MEPL; or

(iii)	MEPL ceases for any reason to be able lawfully to carry out all the transactions which this document obliges MEPL to carry out.
17.4	Termination by MEPL

MEPL may terminate this document at any time:
(a)	on 3 month’s notice in writing to Novogen Research;

(b)	immediately by notice in writing if Novogen Research defaults in the performance of any of its obligations under this document which is capable of remedy and fails to remedy that default within 30 days of notice in writing by MEPL specifying the default and requiring the default to be remedied;

(c)	on 30 days’ notice in writing if Novogen Research defaults in the performance of any of its material obligations under this document which is not capable of remedy; and

(d)	immediately by notice in writing if:
(i)	an Insolvency Event occurs in relation to Novogen Research; or

(ii)	Novogen Research ceases for any reason to be able lawfully to carry out all the transactions which this document obliges Novogen Research to carry out.
17.5	Confidential Information

Within 14 days of termination of this document:
(a)	Novogen Research must return to MEPL or destroy at MEPL’s election all Confidential Information of MEPL in the possession, custody or power of Novogen Research or any Novogen Company; and

(b)	MEPL must return to Novogen Research or destroy at Novogen Research’s election all Confidential Information of Novogen Research in the possession, custody or power of MEPL,

207515151_1	Licence Agreement 31

provided that each party may retain in its legal department a single copy of the Confidential Information for record keeping purposes and to meet ongoing regulatory obligations.

17.6	Consequences to MEPL of termination

Subject to clause 17.7, upon termination of this document other than by expiry under clause 17.1(a), MEPL must:
(a)	immediately cease Exploiting Licensed Products;

(b)	within 14 days return to Novogen Research or destroy at Novogen Research’s election, all Licensed Products, all Clinical Trial Materials (subject to paragraph (c)), and all copies (including electronic copies) of any labelling and packaging materials relating to Licensed Products in the possession, custody or power of MEPL (subject to a right to retain one copy for record and regulatory obligations); and

(c)	cooperate with Novogen Research and do everything necessary to bring about the orderly and medically and ethically permissible termination of all Clinical Trials or at Novogen Research’s election transfer of the conduct of those Clinical Trials to Novogen Research or its nominee (including by novation to Novogen Research of any agreement in place between MEPL and its contractors as soon as reasonably practicable on reasonable terms agreed by the parties and the other parties to that agreement).
17.7	Existing contracts

Upon termination of this document MEPL may complete, for a period of 6 months and in accordance with its obligations under this document, any contracts for sale or supply of Licensed Products to which MEPL became bound before the date of termination.

17.8	Survival and accrued rights

Upon termination under this clause 17, this document is at an end as to its future operation except for:
(a)	the enforcement of any right or claim which arises on or has arisen before termination; and

(b)	the obligations of the parties under clauses 1, 4.4, 4.5, 4.7(a), 6.6, 7.7, 7.8, 7.9, 8, 10.1, 10.8, 11, 12, 13, 14, 17.5, 17.6, 17.7, 18, 19, 20 and 21 (except clause 21.4), and this clause 17, which survive termination.
18.	DISPUTE RESOLUTION

18.1	Disputes

If a dispute arises out of or in relation to this document (including any dispute as to breach or termination of the document or as to any claim in tort, in equity or pursuant to any statute) (a Dispute), a party to this document may not commence any court or arbitration proceedings relating to the Dispute unless it has complied with this clause 18 except where the party seeks urgent interlocutory relief.

18.2	Notice of Dispute

A party to this document claiming that a Dispute has arisen under or in relation to this document must give written notice to the other party specifying the nature of the Dispute (a Dispute Notice).

207515151_1	Licence Agreement 32

18.3	Negotiation

Upon receipt by a party of a Dispute Notice, Novogen Research and MEPL must procure that their respective Managing Directors meet to endeavour to resolve the Dispute expeditiously by negotiation.

18.4	Resolution of Dispute

If the parties have not resolved the Dispute under clause 18.3 within 14 days of receipt of a Dispute Notice, the parties must endeavour to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by the parties.

18.5	Mediation

If the parties do not agree within 28 days of receipt of a Dispute Notice (or such further period as the parties agree in writing) as to:
(a)	the dispute resolution technique and procedures to be adopted;

(b)	the timetable for all steps in those procedures; and

(c)	the selection and compensation of the independent person required for such technique, the parties must mediate the Dispute in accordance with the Mediation Rules of the Law Society of New South Wales.

19.	NOTICES

19.1	Notices

A notice, consent or other communication under this document is only effective if it is in writing, signed and either left at the addressee’s address or sent to the addressee by mail or fax. If it is sent by mail, it is taken to have been received 3 Business Days after it is posted. If it is sent by fax, it is taken to have been received when the addressee actually receives it in full and in legible form.

19.2	Addresses for notices

A person’s address and fax number are those set out below, or as the person notifies the sender:

Novogen Research
Address:	140 Wicks Road, North Ryde NSW 2113 AUSTRALIA
Fax number:	Int + 612 9878 0055
Attention:	Managing Director

MEPL
Address:	140 Wicks Road, North Ryde NSW 2113 AUSTRALIA
Fax number:	Int + 612 9878 0055
Attention:	Managing Director

207515151_1	Licence Agreement 33

20.	AMENDMENT AND ASSIGNMENT

20.1	Amendment

This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

20.2	Assignment
(a)	MEPL may only assign, dispose of, declare a trust over or otherwise create an interest in its rights under this document (other than pursuant to the grant of security over all its assets and undertakings to a financier) with the prior written consent of Novogen Research.

(b)	Novogen Research may assign, dispose of, declare a trust over or otherwise create an interest in its rights under this document without the consent of MEPL, and may disclose to any potential holder of the right or interest any information relating to this document or any party to it provided that Novogen must promptly inform MEPL of the relevant dealing and must ensure any potential holder of the right or interest is subject to obligations of confidence with respect to the information of MEPL at least as onerous as those set out in this document.
21.	GENERAL

21.1	Governing law
(a)	This document is governed by the law in force in New South Wales.

(b)	Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales, and any court that may hear appeals from any of those courts, for any proceedings in connection with this document, and waives any right it might have to claim that those courts are an inconvenient forum.
21.2	Liability for expenses

Each party must pay its own expenses incurred in negotiating, executing, stamping and registering this document.

21.3	Relationship of the parties

Nothing in this document creates a relationship of employment, partnership or joint venture between the parties under the laws of any applicable jurisdiction and no party may act or has the authority to act as agent of or in any way bind or commit another party to any obligation.

21.4	Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

21.5	Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:
(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

207515151_1	Licence Agreement 34

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.
21.6	Operation of this document
(a)	This document contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document and has no further effect.

(b)	Any right that a person may have under this document is in addition to, and does not replace or limit, any other right that the person may have.

(c)	Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.
21.7	Operation of indemnities
(a)	Each indemnity in this document survives the expiry or termination of this document.

(b)	A party may recover a payment under an indemnity in this document before it makes the payment in respect of which the indemnity is given.
21.8	GST gross up and GST on claims
(a)	Words defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause.

(b)	If a party makes a supply to another party under or in connection with this document, then (unless the consideration is expressly stated to be inclusive of GST) the consideration for that supply is exclusive of GST, and in addition to paying or providing that consideration the recipient must:
(i)	pay to the supplier an amount equal to any GST for which the supplier is liable on that supply, without deduction or set-off of any other amount; and

(ii)	make that payment as and when the consideration or part of it must be paid or provided, except that the recipient need not pay unless the supplier has issued to the recipient a tax invoice (or an adjustment note) for that supply.
(c)	The Supplier must promptly create an adjustment note for, or apply to the Commissioner for, a refund of, and refund to the recipient any overpayment by the recipient for GST, but the supplier need not refund to the recipient any amount for GST paid to the Commissioner of Taxation unless the supplier is entitled to a refund or credit of that amount.

(d)	If a party provides a payment for or any satisfaction of a claim or a right to claim under or in connection with this document (for example, for misleading or deceptive conduct or for misrepresentation or for a breach of any warranty or for indemnity or for reimbursement of any expense) that gives rise to a liability for GST, the provider must pay, and indemnify the recipient on demand against, the amount of that GST.

207515151_1	Licence Agreement 35

(e)	If a party has a claim under or in connection with this document for a cost on which that party must pay an amount for GST, the claim is for the cost plus the amount for GST (except any amount for GST for which that party is entitled to an input tax credit).

(f)	If a party has a claim under or in connection with this document whose amount depends on actual or estimated revenue or which is for a loss of revenue, revenue must be calculated without including any amount received or receivable as reimbursement for GST (whether that amount is separate or included as part of a larger amount).
21.9	Consents

Where this document contemplates that a party may agree or consent to something (however it is described), that party may:
(a)	agree or consent, or not agree or consent, in its absolute discretion; and

(b)	agree or consent subject to conditions,
unless this document expressly contemplates otherwise.

21.10	Exclusion of contrary legislation

Any legislation that adversely affects an obligation of a party, or the exercise by a party of a right or remedy, under or relating to this document is excluded to the full extent permitted by law.

21.11	Inconsistency with other documents

If this document is inconsistent with any other document or agreement between the parties, this document prevails to the extent of the inconsistency.

21.12	Counterparts

This document may be executed in counterparts.

207515151_1	Licence Agreement 36

Schedule 1
LICENSED PATENT RIGHTS

FAMILY:	NV128

OWNER:	NOVOGEN RESEARCH PTY LTD
INTERNATIONAL PATENT APPLICATION NO. PCT/AU2005/001435 (WO 2006/032085) — “Substituted chroman derivatives, medicaments and use in therapy”
International filing date: 21 September 2005

Case	Jurisdiction	Official No.	Status
1	Australia	2005287865	Pending — awaiting examination
2	Canada	2581316	Pending — awaiting examination
3	China	200580038117.8	Pending — awaiting examination
4	Hong Kong	07113859.6	Pending
5	Europe	05779877.9	Pending — under examination
6	India	1223/KOLNP/2007	Pending — awaiting examination
7	Israel	182034	Pending — awaiting examination
8	Japan	2007-531541	Pending — awaiting examination
9	Mexico	2007/003216	Pending — awaiting examination
10	New Zealand	553834	Pending — awaiting examination
11	Norway	20072004	Pending — awaiting examination
12	Singapore	200702021-7	Pending — under examination
13	United States	11/230726	Allowed

207515151_1	Licence Agreement 37

FAMILY:	Pheno-Radio

OWNER:	NOVOGEN RESEARCH PTY LTD
INTERNATIONAL PATENT APPLICATION NO. PCT/AU2004/001619 (WO 2005/049008) — “Combinational radiotherapy and chemotherapy compositions and methods”
International filing date: 19 November 2004

Case	Jurisdiction	Official No.	Status
1	Australia	2004290465	Pending — awaiting examination
2	Canada	2542351	Pending — awaiting examination
3	China	200480033734.4	Pending — awaiting examination
4	Europe	04797067.8	Pending — under examination
5	Hong Kong	08108412.5	Pending
6	Israel	174741	Pending — under examination
7	Japan	2006-540083	Pending — awaiting examination
8	Mexico	PA/a/2006/005697	Pending — awaiting examination
9	New Zealand	546150	Pending — under examination
10	Norway	20062876	Pending — awaiting examination
11	Singapore	122109	Granted
12	United States	10/547,077	Pending — under examination

207515151_1	Licence Agreement 38

FAMILY:	Autophagy

OWNER:	NOVOGEN RESEARCH PTY LTD
INTERNATIONAL PATENT APPLICATION NO. PCT/AU2008/000286 (WO 2008/113100) — “Method for inducing autophagy”
International filing date: 5 March 2008

Case	Jurisdiction	Official No.	Status
1	International (PCT)	PCT/AU2008/000286	Pending

FAMILY:	Apoptosis

OWNER:	NOVOGEN RESEARCH PTY LTD
“Methods for inducing programmed cell death”
Filing date: 22 October 2008

Case	Jurisdiction	Official No.	Status
1	Australia	2008230055	Pending — awaiting examination
2	Canada	2641541	Pending — awaiting examination
3	United States	61/107363	Filed
		(Provisional)

FAMILY:	Immune

OWNER:	NOVOGEN RESEARCH PTY LTD
“Immunomodulating activities”
Filing date: 29 August 2008

Case	Jurisdiction	Official No.	Status
1	Australia	2008904483	Filed
		(Provisional)

207515151_1	Licence Agreement 39

Schedule 2
COMPOUND
Pharmaceutically Acceptable Salt means an organic or inorganic moiety that carries a charge and that can be administered in association with a pharmaceutical agent, for example, as a counter-cation or counter-anion in a salt. Pharmaceutically acceptable cations include but are not limited to sodium, potassium, calcium, zinc and quaternary amine. Pharmaceutically acceptable anions include but are not limited to chlorine, acetate, citrate, phosphate, bicarbonate and carbonate.

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Schedule 3
EXISTING AGREEMENTS
1.	Agreement entitled Contract Reseach Agreement between Novogen Research Pty Ltd and Dr Martin Aguero and Marshall Edwards Pty Ltd dated 15 December 2006.

2.	Agreement entitled Agreement for Transfer of Novogen Proprietary Material between Novogen Research Pty Ltd and The Dana Farber Cancer Institute Inc dated 11 December 2008.

3.	Agreement entitled Master Services Agreeement between Novogen Limited and ICP Firefly Pty Ltd dated 26 May 2008.

4.	Agreement entitled Letter of Offer and Acceptance between Tetra Q and Novogen Limited dated 16 June 2008.

5.	Agreement entitled Product Development between International Drug Development Technopole SAS and Novogen Research Pty Ltd dated 11 December 2008.

6.	Agreement entitled Consultancy Agreement between Dr Gil Mor and Novogen Research Pty Ltd dated 17 December 2008.

7.	Agreement entitled Measurement of Lead II ECG in the Anaesthetised Guinea Pig between Aptuit Inc and Novogen Research.

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EXECUTED as an agreement.

SIGNED for NOVOGEN RESEARCH PTY LIMITED, by its duly authorised officer, in the presence of:	/s/ Geoffrey M. Leppinus
Signature of officer
/s/ Lynne Leppinus	Geoffrey M. Leppinus Director, Novoven Limited
Signature of witness	Name

Lynne Leppinus
Name

SIGNED for MARSHALL EDWARDS PTY LIMITED, by its duly authorised officer, in the presence of:	/s/ Bryan RG Williams
Signature of officer

/s/ Ann Geddes	Bryan RG Williams

Signature of witness	Name

Ann Geddes
Name

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